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                                                                      Exhibit 18


                                 RULE 18f-3 PLAN
                             (Effective _____, 1998)

WHEREAS, Nationwide Investing Foundation III, an Ohio business trust (the "Trust"), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, Nationwide Advisory Services, Inc. ("NAS"), an Ohio corporation, serves as investment adviser and underwriter for the Trust for Nationwide Mid Cap Growth Fund, Nationwide Growth Fund, Nationwide Fund, Nationwide Bond Fund, Nationwide Tax-Free Income Fund, Nationwide Intermediate U.S. Government Bond Fund, Nationwide Long-Term U.S. Government Bond Fund, Prestige Large Cap Value Fund, Prestige Large Cap Growth Fund, Prestige Small Cap Fund, Prestige Balanced Fund and Prestige International Fund ("collectively, the "Funds");

WHEREAS, Union Bank and Trust Company ("UBT"), an Oregon corporation, serves as investment adviser and Portland Investment Services, Inc. ("Portland"), an Oregon corporation, serves as underwriter for the Morley Capital Accumulation Fund (the "Morley Fund");

WHEREAS, the Trust has adopted a Distribution Plan ("12b-1 Plan") under Rule 12b-1 of the 1940 Act providing for: (1) in the case of Class A shares of the Funds, and of Institutional Service Class ("Class ISC") and the Investor Class ("Class IVC") shares of the Morley Fund, fees of not more than 0.25% per annum of average net assets, (2) in the case of Class B shares of the Funds, fees of not more than 1.00% per annum of average net assets, of which 0.25% per annum of average net assets is considered a service fee, and (3) in the case of the Institutional Class ("Class IC") shares of the Morley Fund, fees of not more than 0.05% per annum of average net assets;

WHEREAS, the Trust has adopted an Administrative Services Plan providing for:
(1) in the case of Class ISC and Class IVC Shares of the Morley Fund, fees of not more than 0.15% per annum of average net assets, and (2) in the case of Class Y Shares of the Funds, fees of not more than 0.25% per annum of average net assets;

WHEREAS, The Trust has established a Multiple Class Distribution System enabling the Trust, as described in its prospectuses, to offer eligible investors the option of purchasing shares of its non- money market series (a) with a front-end sales load (which can vary among series and which is subject to certain reductions and waivers among groups of purchasers) and providing for a 12b-1 fee (the "Class A shares of the Funds"), (b) without a front-end load, but subject to a contingent deferred sales charge ("CDSC") (which can vary among series) and providing for a 12b-1 fee (the "Class B shares of the Funds"), (c) with a front-end load (which can vary among series and which is subject to certain reductions and waivers among groups of purchasers), but not providing for a 12b-1 fee (the "Class D shares of the Funds"), (d) without a front-end sales load or CDSC, but providing for an administrative services fee (the "Class Y shares of the Funds") (e) without a front-end load or a CDSC, but providing for a 12b-1 fee, an administrative services fee and

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subject to a redemption fee in certain circumstances (the "Class ISC and Class
IVC shares of the Morley Fund"), and (f) without a front-end load or a CDSC, but providing for a 12b-1 fee and subject to a redemption fee in certain circumstances (the "Class IC shares of the Morley Fund");

WHEREAS, Rule 18f-3 under the 1940 Act permits an open-end management investment company to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18 (f) (1) and 18 (i) under the 1940 Act if, among other things, such investment company adopts a written plan setting forth the separate arrangements and expense allocation of each class and any related conversion features or exchange privileges;

NOW, THEREFORE, the Trust, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Rule 18f-3 Plan as follows:

1. Each class of shares of a non-money market fund series will represent interests in the same portfolio of investments of such series of the Trust, and be identical in all respects to each other class of that series, except as set forth below. The only differences among the various classes of shares of the non-money market fund series of the Trust will relate solely to (a) different distribution or service fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto), which will be borne solely by shareholders of such class; and (b) different administrative service fees associated with any Administrative Services Plan; (c) different Class Expenses, which will be limited to the following expenses as determined by the Trustees to be attributable to a specific class of shares: (i) transfer agency fees identified as being attributable to a specific class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class; (iii) Blue Sky notification and/or filing fees incurred by a class of shares; (iv) SEC registration fees incurred by a class; (v) expenses of administrative personnel and services as required to support the shareholders of a specific class; (vi) litigation or other legal expenses and audit or other accounting expenses relating solely to one class; (vii) Trustee's fees or expenses incurred as a result of issues relating to one class; (viii) shareholder meeting costs that relate to a specific class; (ix) wrapper fees, premiums and expenses related to wrapper agreements for the Morley Fund; (d) the voting rights related to any 12b-1 Plan affecting a specific class of shares or related to any other matter submitted to shareholders in which the interests of a Class differ from the interests of any other Class; (e) conversion features; (f) exchange privileges; and (g) class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of shares of a series of the Trust shall be so applied upon approval by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

2. Under the Multiple Class Distribution System, certain expenses may be attributable to the Trust, but not to a particular series or class thereof. All such expenses will be allocated among series based upon the relative aggregate net assets of such series. Expenses that are attributable

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to a particular series, but not to a particular class thereof, and income, realized gains and losses, and unrealized appreciation and depreciation will be borne by each class of such series on the basis of the total shares outstanding of the classes if such series does not pay daily dividends and if the series does pay daily dividends on the basis of the Settled Shares Method (as described in Rule 18f-3 (c) (iii)). Notwithstanding the foregoing, the principal underwriter, the investment adviser or other provider of services to the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act and pursuant to any applicable ruling, procedure or regulation of the Internal Revenue Service.

A class of shares may be permitted to bear expenses that are directly attributable to such class including: (a) any distribution/service fees associated with any Rule 12b-1 plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such plan or any amendment thereto); (b) any administrative services fees associated with any administrative services plan for a particular class and any other costs relating to implementing or amending such plan (including obtaining shareholder approval of such plan or any amendment thereto) attributable to such class; and (c) any Class Expenses determined by the Trustees to be attributable to such class.

3. Class B Shares of the Funds, other than Shares purchased through reinvestment of a dividend or a distribution with respect to the Class B Shares of the Funds, shall automatically convert to Class A Shares of the Funds on the date that is the first business day of the month after which the Class B Shares of the Funds were outstanding for seven years. Such conversion will be on the basis of the relative net asset values of each class. After the conversion, such Shares will have all of the characteristics and rights of Class A Shares of the Funds. Shares purchased through the reinvestment of a dividend or a distribution with respect to the Class B Shares of the Funds will be converted to Class A Shares of the Funds in the same proportion as the number of the shareholder's Class B Shares of the Funds converting to Class A Shares of the Funds bears to the shareholder's total Class B Shares of the Funds not acquired through dividends and distributions.

4. To the extent exchanges are permitted, shares of any class of the Trust will be exchangeable with shares of the same class of another series of the Trust, or with money market fund shares of the Trust as described in the applicable prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

5. Dividends paid by a series of the Trust as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution/service fees, administrative services fees, and Class Expenses allocated to a class will be borne exclusively by that class.

6. Any distribution arrangement of the Trust, including distribution fees and front-end and deferred sales loads, will comply with Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.


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7. The initial adoption of, and all material amendments, to this 18f-3 Plan must be approved by a majority of the members of the Trust's Trustees, including a majority of the Board members who are not interested persons of the Trust.

8. Prior to the initial adoption of, and any material amendments to, this 18f-3 Plan, the Trust's Trustees shall request and evaluate, and any agreement relating to a class arrangement shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the 18f-3 Plan.


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